Exhibit 99.1

For Immediate Release: Investor Relations Contact: Marliese L. Shaw Executive Vice President, Investor Relations Officer Rockville Bank: A Division of United Bank 860-291-3622 mshaw@rockvillebank.com	May 7, 2014 Media Relations Contact: Adam J. Jeamel Vice President, Corporate Communications Rockville Bank: A Division of United Bank 860-291-3765 ajeamel@rockvillebank.com

UNITED FINANCIAL BANCORP, INC.

ANNOUNCES FIRST QUARTER EARNINGS

GLASTONBURY, Conn., May 7, 2014 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank (the “Bank”), today announced results for pre-merger Rockville Financial, Inc. (“Rockville”) for the quarter ended March 31, 2014. Rockville was the legal acquirer in the merger of equals with United Financial, in a transaction that closed on April 30, 2014, and Rockville changed its name to United Financial Bancorp, Inc. at that time. Rockville had net income of $947,000, or $0.04 per diluted share, for the quarter ended March 31, 2014, compared to net income of $4.6 million, or $0.17 per diluted share, for the quarter ended March 31, 2013. Core net income for the first quarter of 2014 was $2.2 million (Non-GAAP), or $0.08 per diluted share, adjusted for $1.8 million (pre-tax) of expenses related to the transformational merger of equals between Rockville Financial, Inc. and United Financial Bancorp, Inc. announced on November 15, 2013, as well as $268,000 (pre-tax) net gains on sales of securities.

	For the Three Months Ended
(In thousands, except share data)	March 31, 2014	December 31, 2013	March 31, 2013
Net income	$947	$1,757	$4,551
Core net income	2,151	3,296	4,386
GAAP EPS - Diluted	$0.04	$0.07	$0.17
Core EPS - Diluted	$0.08	$0.13	$0.16

Core net income for the quarter ending December 31, 2013 was $3.3 million (Non-GAAP), or $0.13 per diluted share, adjusted for $2.1 million (pre-tax) of expenses related to the merger of equals between Rockville Financial, Inc. and United Financial Bancorp, Inc. Core net income for the first quarter of 2013 was $4.4 million (Non-GAAP), or $0.16 per diluted share, adjusted for $227,000 (pre-tax) net gains on sales of securities.

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“I am pleased to announce that Rockville Financial, Inc. and United Financial Bancorp, Inc. completed their merger of equals. Given the merger, the Company’s expenses during the first quarter are atypical and reflective of investments in the Company’s future. In spite of the emphasis on the merger, the Company enjoyed strong loan and deposit growth during the quarter,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. “We remain intensely focused on integrating the two companies and achieving the Company’s 2015 goals and objectives.”

“Our team is also highly focused on our data conversion, has chosen a core system provider and is on target to complete the data conversion in the fourth quarter of 2014.”

Earnings in both 2014 and 2013 were affected by non-core income and expense. A reconciliation of these non-GAAP measures may be found on page F-7.

Financial Highlights

•	First quarter diluted earnings per share of $0.04, core diluted earnings per share of $0.08

•	First quarter net income of $947 thousand, core net income of $2.2 million

•	Core operating revenue and total operating revenue were flat compared to the linked quarter

•	Core operating expense increased by $1.4 million or 9% compared to linked quarter, heavily impacted by non-recurring expenses related to transitioning the Company to a post-merger larger organization. Most significantly impacted by increased salaries and benefits expenses related to recruiting and transitioning in the executive management team, onboarding of new mortgage loan officers and the seasonality of employer tax withholdings

•	$456,000 net gain from sales of loans, compared to $257,000 in the linked quarter – the contribution margin on portfolio loans continues to exceed the gain on sale return

•	3.17% tax equivalent net interest margin impacted by accelerated premium amortization, compared to 3.23% in the linked quarter

•	3% earning asset growth in the first quarter; 12% earnings asset growth on an annualized basis

•	3% net loan growth in in the first quarter; 10% net loan growth on an annualized basis

•	4% deposit growth in the first quarter; 17% deposit growth on an annualized basis

•	3% non-interest bearing deposit growth in the first quarter; 13% non-interest bearing deposit growth on an annualized basis.

•	Reduction in ratio of NPAs to Total Assets to 0.62% from 0.66%

•	Nominal 0.03% annualized ratio of net loan charge-offs to average loans

•	Core NIE/Average Assets increased to 2.84% from 2.67% in the linked quarter

Loan Production Highlights

•	2% linked quarter commercial loan growth (8% annualized)

•	66% of residential mortgage volume is for home purchases, more than doubling from the prior year period

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•	10% annualized linked quarter total loan growth, compared to 7%, 9% and 4% annual loan growth in 2013, 2012 and 2011

Capital Highlights

•	44% 3-year total shareholder return

•	8% 1-year total shareholder return

•	42% of the second stock buyback plan completed at $13.12 per share average cost, compared to $13.42 per share average closing price, no purchases in the current quarter

•	$11.52 tangible book value per share, compared to $11.49 tangible book value per share in the linked quarter

Fourth Quarter Staffing Highlights

•	New hires focused primarily in revenue driving divisions

•	Newly-created positions of Chief Credit Officer (filled internally) and Executive Vice President, Head of Wholesale Banking transitioning the Company to a model which separates credit review from production in line with regulatory best practices

Merger Update

•	Merger completed as of legal close effective April 30, 2014

•	Shareholders approved the merger by 93% for Rockville Financial, Inc. and 96% for United Financial Bancorp, Inc.

•	Board comprised of 10 Directors on the Holding Company Board and 20 Directors on the Bank Board

•	Company selected Jack Henry & Associates as the continuing core processor service provider

•	Outside consultant is assisting with conversion integration; data conversion on schedule for fourth quarter of 2014

•	Four branch closures are planned

•	Remain on track to achieve the 15% cost saves communicated at the time of announcement

•	Working with efficiency consultant to optimize revenue and minimize expense post-merger

•	Management intensely focused on merger integration and the Company still achieving growth in earning assets and deposits during the first quarter

Operating Results

United Financial reported Rockville Financial, Inc.’s independent first quarter earnings of $947,000, representing an $810,000, or 46%, decrease from the fourth quarter of 2013, due to its stable net interest income provided by continued organic earning asset growth being offset by increased expenses related largely to the Company’s preparation for its transformational merger. Core net income decreased to $2.2 million in the first quarter of 2014 from $3.3 million in the linked quarter, largely impacted by non-recurring expenses incurred during the quarter. The Company reported core return on average assets (“ROA”) of 0.37% and core return on tangible common equity (“ROTCE”) of 2.87% for the first quarter of 2014.

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The Company’s total operating revenue and core operating revenue were flat in comparison to the linked quarter, despite $210,000 of accelerated premium amortization experienced in the Company’s investment portfolio during the first quarter of 2014. This interest income reduction was offset during the quarter by flat linked quarter interest expense and an increase in service charges and fees and gains on sales of loans. Additionally negatively impacting operating revenue during the quarter was the $382,000 change in the mortgage servicing rights valuation due to lower interest rates experienced in the first quarter of 2014 than in the fourth quarter of 2013. Had the aforementioned non-recurring decline in interest income not occurred, the Company would have reported an improving trend of 2% growth in linked quarter total operating revenue reflecting a slowing of compression of asset yields and controlled interest expense.

Operating revenue for the quarter was benefitted in part by the commercial banking business’ focus on borrower facing loan level hedges. This program was implemented during the first half of 2013 and resulted in additional fee income of $95,000 for the quarter. In addition, the Company experienced strong growth in the investment subsidiary, United Financial Northeast Advisors (formerly known as Rockville Financial Services); this business line has evolved significantly and now includes the services of eight financial advisors at March 31, 2014 as compared to five in the prior year period.

Net interest income was stable, decreasing slightly by $68,000 to $16.9 million in the first quarter of 2014 compared to the linked quarter. Average earning assets increased by $63 million, or 3%, due to continued business development resulting in commercial and residential loan growth, as well as the strategic decision to increase available for sale investment purchases. The tax equivalent net interest margin for the first quarter of 2014 was compressed by 6 basis points to 3.17%, compared to 3.23% for the fourth quarter of 2013, primarily as a result of the 6 basis points decline in the yield on earning assets and the 1 basis point decrease in the cost of interest-bearing liabilities.

The reduction in the average yield of earning assets during the first quarter on a linked quarter basis was due in part to the previously mentioned accelerated premium amortization realized in the investment portfolio that resulted in a non-recurring 13 basis point decline in the investment portfolio yield during the quarter. In addition, the earning asset yield continues to be somewhat impacted by a shift toward adjustable rate commercial loan and residential mortgage originations and the impact that the extended low interest rate environment has had on the yields of new loan originations. The Company has been focused on positioning the balance sheet responsibly for changes to interest rates, which reduces the growth of our net interest income while we continue to realize strong earning asset growth. The Company expects to moderate this interest rate sensitivity approach having realized a shortened duration of assets over the last six quarters, and anticipates the addition of relatively longer duration assets to obtain higher earning yields while opportunistically choosing wholesale funding options that take advantage of the steepness in the yield curve which will contribute to net interest income growth.

The provision for loan losses increased $59,000, or 15%, to $450,000 for the three months ended March 31, 2014 compared to $391,000 for the quarter ending March 31, 2013, largely due to higher comparable loan originations in the first quarter of 2014. On a linked quarter basis, the provision for loan losses declined by $270,000, or 38%, in the first quarter of 2014. Factors considered in the provision for loan losses include the composition of the portfolio, the level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and

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delinquency trends. Net charge-offs for the first quarter of 2014 were $133,000, or 0.03% annualized as a percentage of average loans outstanding, a decrease from $331,000, or 0.08% annualized as a percentage of average loans outstanding, in the prior year period. Provision expense continues to be assessed in correlation to the Company’s loan growth and risk profile.

On a linked quarter basis, non-interest expense increased $1.1 million to $18.3 million for the first quarter of 2014, while core operating expense increased by $1.4 million, which excludes $1.8 million in merger and acquisition expense. The increase in core operating expense is largely attributable to growth in salaries and benefits expense, service bureau fees, marketing and promotion costs, occupancy and equipment costs and other real estate expenses, many of which are non-recurring expenses influenced by the merger; however, are not captured in merger expenses due to the ongoing benefits these investments provide the Company in future periods.

Salaries and benefits expense increased by $562,000, or 6%, over the linked quarter as a result of restructuring in the executive management team, onboarding of new revenue producing commission-based mortgage loan officers as well as increased commissions on mortgage originations, seasonality of employer tax withholdings and increased healthcare costs related to the Company’s self-insurance program. During the first quarter of 2014, healthcare claim expenses increased $289,000 over the linked quarter, while the seasonality of employer tax withholdings increased expense over the linked quarter by $246,000. Restructuring within the executive team occurred in the areas of Commercial Banking and Information Technology to better prepare the Company to effectively operate a larger organization. The first quarter of 2014 non-interest expense as a percentage of average assets and the efficiency ratio on a core basis were 2.84% and 82.76%, respectively, as compared to 2.67% and 75.42% in the linked quarter.

Business Line Discussions

Commercial Banking

Net loans grew organically during the quarter by $43 million due in large part to the continued focus on commercial banking loan originations. Specifically, total commercial loans grew by $21 million, or 8% annualized, in the first quarter of 2014, and was largely comprised of a commercial real estate portfolio increase of $30 million, or 4%, with a slight increase of $1 million in the commercial business portfolio; these increases were partially offset by a decrease in the commercial construction portfolio of $10 million, or 21%, as many of those loans converted to permanent mortgages during the quarter. Growth during the quarter was somewhat hampered by seasonality, which is typical in New England markets during the first quarter. Average commercial loans grew by $35 million, or 3%, in the first quarter of 2014 (13% on an annualized basis).

The commercial division also contributed to the 4% deposit growth observed in the first quarter of 2014 through demand deposit and municipal deposit acquisition. The growth in commercial banking relationships as well as the increase in municipal deposits is a result of sales efforts by the private banking and cash management teams. Municipal deposits totaled $174 million at March 31, 2014 and increased by $62 million, or 55%, from the corresponding three month period in 2013 and $8 million or 4.6% from year-end 2013. The loan production teams actively take market share from large bank competitors and this organic growth strategy was further enhanced with the introduction of a new commercial team in the West Hartford market in 2013.

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Growth in 2014 will be further enhanced by the hiring of David Paulson, a seasoned, respected and national banking business leader, in the Company’s newly-created position of Executive Vice President, Head of Wholesale Banking. In this leading role, Mr. Paulson will be responsible for managing United Financial’s wholesale banking delivery channels and will create opportunities for growth in that sector. Prior to Mr. Paulson joining the Company in the first quarter of 2014, Mark Kucia had the role of Executive Vice President, Head of Commercial Banking. Mr. Kucia was recently promoted to the newly created position of Chief Credit Officer, which will be critical to maintaining the Company’s superior asset quality and improving the efficient delivery of credit to the market as the Company transitions to a larger bank. This separation of credit review and production roles is in line with current regulatory best practice.

Mortgage Banking

Residential mortgage loans grew on-balance sheet by $24 million, or 4% (15% annualized), on a linked quarter basis, the year-over-year portfolio balance has been relatively stable with a slight increase of $416,000 and is reflective of the Company’s strategy to sell fixed rate residential loans to the secondary market in the low interest rate environment that continued through the majority of 2013. During the second half of 2013, there was a shift in the mortgage market, from the refinance activity that was prevalent earlier, to an increase in purchase mortgages and construction loans. As a result, residential mortgage originations declined by 23% in the first quarter of 2014 to $58 million from $76 million in the same period of the prior year, but were stable compared to the linked quarter contrary to the typical seasonal decline experienced by the industry in that period. Purchase mortgage activity increased considerably during this time period, more than doubling to $38 million, or 66%, of production in the first quarter of 2014 compared to $17 million, or 23%, in the prior year period. Purchase mortgage production increased by $1 million over the linked quarter.

The residential mortgage business line continues to evolve, including the expansion of commission-based mortgage loan officers to 26 at March 31, 2014 from 23 at year-end 2013 and 12 at year-end 2012. The three additional mortgage loan officers hired in the first quarter were not operational for the entire quarter and therefore will have a greater impact on originations in the second quarter of 2014. Seasonal increases are expected to benefit second quarter production as well. Noteworthy is the geographic location of the newest mortgage loan officers in Fairfield County, Connecticut and in close proximity to Boston, Massachusetts. The strategy for loan officer expansion is driven by finding talent that will achieve a high level of service that our customers expect, as well as drive value through established relationships with purchase activity. Consequently, our geographic expansion is more about the talent acquisition and their corresponding location.

It is further noted that on a year-over-year basis, the Company’s revenue attributable to secondary market activities represents a smaller percentage of the total operating revenue due to the contribution margin on portfolio loans representing a higher return than gains on loans sold in the secondary market for much of the first quarter of 2014. Interest rates in the first quarter of 2014 reduced 31 basis points when using the 10 year U.S. Treasuries as a proxy, which reduced the value of the Company’s mortgage servicing rights by $138,000 in the first quarter from a $244,000 increase in the fourth quarter of 2013. The Company recognized an increase in net gains on sales of loans on a linked quarter basis, resulting in net gains of $456,000 on $18 million of residential mortgages sold to the secondary market in the first quarter of 2014 as compared to net gains of $257,000 on $23 million sold in the fourth quarter of 2013. Local market competition and interest spread volatility will impact on-going decisions to operate under the secondary mortgage model or

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the portfolio based approach, which will in turn impact revenue levels derived from gains on sales of loans. Based on current market conditions the Company expects to continue to sell a portion of residential mortgage originations in the second quarter of 2014.

Retail Banking Expansion

Deposits totaled $1.81 billion at March 31, 2014 and increased by $73 million from $1.74 billion at year-end 2013, reflecting an $8 million, or 3%, increase in non-interest bearing deposits and a $65 million, or 4%, increase in interest bearing deposits. Deposit growth was enhanced by the first quarter 2013 opening of the West Hartford Banking Center, which is reporting total deposits of $101 million at quarter-end comprised of $33 million in retail deposits and $68 million in commercial deposits.

Rockville Financial, Inc.’s organic growth strategy is further enhanced by the fourth quarter 2013 opening of the Company’s first full-service banking location in New Haven County. The Hamden branch location opened in December and supports the Hamden Loan Production Office that has been servicing that market since 2011. The Hamden branch is reporting total deposits of $30 million at quarter-end comprised of $8 million in retail deposits and $22 million in commercial deposits. Furthermore, the Company continues to experience retail deposit growth through effective advertising strategies to obtain new customer deposits. The Company’s retail deposits grew by $27 million, or 2% (8% annualized), on a linked quarter basis. Additionally, the Company anticipates opening a banking center location in North Haven during the third quarter of 2014.

Investment Portfolio

The available for sale securities portfolio increased $37 million to $442 million, representing 19% of total assets at March 31, 2014, from $405 million at year-end 2013, largely from purchases of investment grade corporate bonds, collateralized loan obligations, collateralized mortgage obligations and floating rate asset backed securities. The bond purchases represent an opportunity to shorten portfolio duration and add diversification to the portfolio holdings. The Company is comfortable with the level of investment securities as a percentage of total assets as of quarter-end, and will likely maintain the allocation level throughout 2014.

Asset Quality

The Company maintains a disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures of competitor banks if those considerations do not meet the Company’s asset quality and return standards. As a result, first quarter asset quality metrics remain very favorable. Non-performing assets decreased $542,000 to $14.6 million at March 31, 2014 from $15.2 million at December 31, 2013. The ratio of non-performing assets to total assets decreased 4 basis points to 0.62% at March 31, 2014 from 0.66% at December 31, 2013. Non-performing loans decreased $1.7 million to $12.0 million at March 31, 2014 from $13.7 million at December 31, 2013. Included in non-performing loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs increased $453,000 to $1.8 million at March 31, 2014 from $1.3 million at December 31, 2013. The ratio of non-performing loans to total loans decreased 12 basis points to 0.68% at March 31, 2014 from 0.80% at December 31, 2013. At March 31, 2014, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 162.71% and 1.11%, compared to 140.50% and 1.12% at December 31, 2013, respectively.

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Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on May 12, 2014 and payable on May 19, 2014. This dividend equates to a 2.93% annualized yield based on the $13.64 average closing price of the Company’s common stock in the first quarter of 2014. The Company has paid dividends for 32 consecutive quarters. Noteworthy is the 22% increase in the dividend payment for pre-merger shareholders of United Financial due to the impact of the 1.3472 exchange ratio on their pre-merger stock ownership.

Tangible Book Value

Tangible book value increased by $0.03 during the quarter to $11.52 at March 31, 2014 from $11.49 at December 31, 2013. The negative impact of the Company’s $0.10 dividend was offset by the first quarter’s net income and net benefit from gains in accumulated other comprehensive income from the investment and derivative portfolio due to lower rates in the quarter.

Stock Repurchase Program

The Company obtained approval and initiated a second buyback plan on May 20, 2013. Under this plan, the Company is authorized to repurchase up to 2,730,026 shares, or 10% of the outstanding shares at the time the plan was approved. As of March 31, 2014, the Company had repurchased 1,156,891 shares under this plan at an average cost of $13.12 per share, and has authorization to purchase 1,573,135 shares remaining. In total, the Company has repurchased 4,108,141 shares as of March 31, 2014, or 14% of total shares outstanding prior to the first repurchase program. The shares repurchased are unchanged from the prior quarter because the Company was precluded from repurchasing shares due to the pending merger.

Management Comments

“Rockville Financial, Inc. completed its merger with United Financial Bancorp, Inc. on April 30, 2014 and the team is diligently working on integration. We look forward to becoming a highly efficient and top performing Company, and continuing to provide exceptional service to our customers and communities,” stated William H. W. Crawford, IV, Chief Executive Officer (CEO). “I would like to thank our team of dedicated employees who deliver a superior customer experience every day.”

Investor Conference Call

United Financial Bancorp, Inc. will host a conference call on Thursday, May 8, 2014 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s first quarter results. Those wishing to participate in the call may dial toll-free 1-888-317-6016. A telephone replay of the call will be available through May 20, 2014 by calling 1-877-344-7529 and entering conference number 10043683. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

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About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central Connecticut and Western Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and approaching $5.0 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about legacy United Bank’s services and products, call (866) 959-BANK and for information about legacy Rockville Bank’s services and products, call (860) 291-3600 or visit www.thenewunitedbank.com for more information about both banks. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download United Financial Bancorp, Inc.’s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012
Interest and dividend income:
Loans	$16,844	$17,155	$67,752	$71,201
Securities-interest taxable	1,903	1,224	6,687	4,524
Securities-interest non-taxable	771	650	2,748	1,979
Securities-dividends	173	35	250	173
Interest-bearing deposits	11	21	80	75

Total interest and dividend income	19,702	19,085	77,517	77,952

Interest expense:
Deposits	2,158	1,984	7,992	8,734
Borrowed funds	636	594	2,468	2,210

Total interest expense	2,794	2,578	10,460	10,944

Net interest income	16,908	16,507	67,057	67,008
Provision for loan losses	450	391	2,046	3,587

Net interest income after provision for loan losses	16,458	16,116	65,011	63,421

Non-interest income:
Service charges and fees	2,126	1,549	7,935	6,480
Net gain from sales of securities	268	227	585	914
Net gain from sales of loans	456	2,060	5,054	4,417
Bank-owned life insurance	522	510	2,092	1,920
Other (loss) income	(163)	538	1,385	976

Total non-interest income	3,209	4,884	17,051	14,707

Non-interest expense:
Salaries and employee benefits	10,242	8,674	36,428	33,186
Service bureau fees	1,091	815	3,287	4,036
Occupancy and equipment	1,698	1,436	6,679	4,653
Professional fees	428	723	2,377	3,233
Marketing and promotions	229	70	476	412
FDIC assessments	318	294	1,172	1,046
Other real estate owned	308	246	874	540
Merger related expense	1,829	—	2,141	—
Other	2,114	2,412	9,032	8,590

Total non-interest expense	18,257	14,670	62,466	55,696

Income before income taxes	1,410	6,330	19,596	22,432
Provision for income taxes	463	1,779	5,369	6,635

Net income	$947	$4,551	$14,227	$15,797

Net income per share:
Basic	$0.04	$0.17	$0.55	$0.57
Diluted	$0.04	$0.17	$0.54	$0.56
Weighted-average shares outstanding:
Basic	25,265,190	27,228,765	26,061,942	27,796,116
Diluted	25,681,048	27,561,245	26,426,220	28,025,610

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Interest and dividend income:
Loans	$16,844	$16,898	$16,898	$16,801	$17,155
Securities-interest taxable	1,903	1,995	1,828	1,640	1,224
Securities-interest non-taxable	771	763	685	650	650
Securities-dividends	173	72	71	72	35
Interest-bearing deposits	11	20	18	21	21

Total interest and dividend income	19,702	19,748	19,500	19,184	19,085

Interest expense:
Deposits	2,158	2,130	2,000	1,878	1,984
Borrowed funds	636	642	627	605	594

Total interest expense	2,794	2,772	2,627	2,483	2,578

Net interest income	16,908	16,976	16,873	16,701	16,507
Provision for loan losses	450	720	532	403	391

Net interest income after provision for loan losses	16,458	16,256	16,341	16,298	16,116

Non-interest income:
Service charges and fees	2,126	1,810	2,571	2,005	1,549
Net gain from sales of securities	268	—	29	329	227
Net gain from sales of loans	456	257	1,736	1,001	2,060
Bank-owned life insurance	522	514	544	524	510
Other (loss) income	(163)	378	220	249	538

Total non-interest income	3,209	2,959	5,100	4,108	4,884

Non-interest expense:
Salaries and employee benefits	10,242	9,680	8,962	9,112	8,674
Service bureau fees	1,091	663	888	921	815
Occupancy and equipment	1,698	1,519	1,514	2,210	1,436
Professional fees	428	429	608	617	723
Marketing and promotions	229	42	266	98	70
FDIC assessments	318	301	247	330	294
Other real estate owned	308	241	173	214	246
Merger related expense	1,829	2,141	—	—	—
Other	2,114	2,159	2,105	2,356	2,412

Total non-interest expense	18,257	17,175	14,763	15,858	14,670

Income before income taxes	1,410	2,040	6,678	4,548	6,330
Provision for income taxes	463	283	2,058	1,249	1,779

Net income	$947	$1,757	$4,620	$3,299	$4,551

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Data)

(Unaudited)

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$19,977	$20,308	$22,729	$29,937	$12,427
Short-term investments	12,669	24,927	31,742	53,486	45,116

Total cash and cash equivalents	32,646	45,235	54,471	83,423	57,543
Available for sale securities - At fair value	442,332	404,903	370,127	350,571	312,836
Held to maturity securities - At amortized cost	14,749	13,830	14,141	4,555	5,267
Loans held for sale	3,267	422	2,904	3,691	6,547
Loans receivable, net of allowance for loan losses	1,739,952	1,697,012	1,637,325	1,599,537	1,555,329
Federal Home Loan Bank of Boston stock, at cost	15,053	15,053	15,053	15,053	15,053
Accrued interest receivable	5,923	5,706	5,879	6,032	5,445
Deferred tax asset, net	9,977	10,697	14,056	13,618	11,377
Premises and equipment, net	25,413	24,690	22,848	22,278	21,174
Goodwill	1,070	1,070	1,070	1,070	1,070
Derivative assets	5,654	7,851	6,707	6,272	1,594
Cash surrender value of bank-owned life insurance	64,992	64,470	63,949	63,404	58,880
Other real estate owned	2,657	1,529	2,129	2,611	2,587
Other assets	8,863	9,147	8,421	11,023	8,006

	$2,372,548	$2,301,615	$2,219,080	$2,183,138	$2,062,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$275,068	$266,609	$259,773	$248,144	$226,377
Interest-bearing	1,533,385	1,468,596	1,432,299	1,338,997	1,320,504

Total deposits	1,808,453	1,735,205	1,692,072	1,587,141	1,546,881
Mortgagors’ and investor escrow accounts	3,868	6,342	3,635	7,030	4,067
Federal Home Loan Bank advances and other borrowings	245,560	240,228	196,246	272,070	172,787
Accrued expenses and other liabilities	14,320	20,458	31,954	19,905	17,981

Total liabilities	2,072,201	2,002,233	1,923,907	1,886,146	1,741,716

Total stockholders’ equity	300,347	299,382	295,173	296,992	320,992

	$2,372,548	$2,301,615	$2,219,080	$2,183,138	$2,062,708

United Financial Bancorp, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Share Data:
Basic net income per share	$0.04	$0.07	$0.18	$0.13	$0.17
Diluted net income per share	0.04	0.07	0.18	0.12	0.17
Dividends declared per share	0.10	0.10	0.10	0.10	0.10

Operating Data:
Total operating revenue	$20,117	$19,935	$21,973	$20,809	$21,391
Total operating expense	18,257	17,175	14,763	15,858	14,670
Average earning assets	2,190,391	2,126,987	2,054,372	1,954,114	1,918,975

Key Ratios:
Return on average assets (annualized)	0.16%	0.31%	0.85%	0.64%	0.89%
Return on average equity (annualized)	1.26%	2.39%	6.28%	4.26%	5.68%
Tax-equivalent net interest margin (annualized)	3.17%	3.23%	3.32%	3.48%	3.48%

Residential Mortgage Production:
Dollar volume (Purchase & Refi)	$58,141	$59,687	$69,890	$77,086	$75,048
Mortgages originated for home purchases	38,474	37,046	39,934	31,221	15,900
Loans sold	17,923	22,493	68,446	66,098	62,703
Gains on sale of loans	456	257	1,736	1,001	2,060

Non-performing Assets:
Residential real estate	$8,373	$8,887	$7,106	$7,521	$7,783
Commercial real estate	—	656	1,086	1,126	1,358
Construction	673	1,518	1,442	1,456	1,760
Commercial business	1,148	1,259	799	773	1,568
Installment and collateral	6	3	3	—	45

Non-accrual loans	10,200	12,323	10,436	10,876	12,514
Troubled debt restructured - non-accruing	1,784	1,331	2,078	2,461	3,312

Total non-performing loans	11,984	13,654	12,514	13,337	15,826
Other real estate owned	2,657	1,529	2,129	2,611	2,587

Total non-performing assets	$14,641	$15,183	$14,643	$15,948	$18,413

Non-performing loans to total loans	0.68%	0.80%	0.76%	0.83%	1.01%
Non-performing assets to total assets	0.62%	0.66%	0.66%	0.73%	0.89%
Allowance for loan losses to non-performing loans	162.72%	140.50%	149.45%	137.55%	117.13%
Allowance for loan losses to total loans	1.11%	1.12%	1.13%	1.14%	1.18%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	3.16%	3.06%	2.71%	3.07%	2.87%
Efficiency ratio (2)	90.76%	86.15%	67.18%	76.21%	68.58%
Cost of interest-bearing deposits (annualized)	0.58%	0.59%	0.57%	0.57%	0.62%
Operating revenue growth rate	0.91%	-9.28%	5.59%	-2.72%	-3.61%
Operating revenue growth rate (annualized)	3.65%	-37.10%	22.37%	-10.88%	-14.42%
Average earning asset growth rate	2.98%	3.53%	5.13%	1.83%	3.95%
Average earning asset growth rate (annualized)	11.92%	14.14%	20.52%	7.32%	15.81%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.
(2)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income before provision for loan losses and non-interest income.

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2014			March 31, 2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$650,047	$5,887	3.62%	$676,276	$6,642	3.93%
Commercial real estate	784,803	8,487	4.39	696,477	8,251	4.80
Construction	47,079	419	3.61	48,182	416	3.50
Commercial business	250,503	2,030	3.29	172,722	1,813	4.26
Installment and collateral	2,171	21	3.92	2,803	33	4.71
Investment securities	422,928	3,118	2.95	290,844	2,095	2.88
Federal Home Loan Bank stock	15,053	57	1.54	15,740	15	0.39
Other earning assets	17,807	11	0.25	34,666	21	0.24

Total interest-earning assets	2,190,391	20,030	3.69	1,937,710	19,286	4.01

Allowance for loan losses	(19,255)			(18,735)
Non-interest-earning assets	143,107			122,829

Total assets	$2,314,243			$2,041,804

Interest-bearing liabilities:
NOW and money market accounts	$688,268	552	0.33	$546,934	374	0.28
Savings accounts	223,369	35	0.06	220,479	34	0.06
Certificates of deposit	585,090	1,571	1.09	536,238	1,576	1.19

Total interest-bearing deposits	1,496,727	2,158	0.58	1,303,651	1,984	0.62
Advances from the Federal Home Loan Bank	192,859	584	1.23	158,428	583	1.49
Other borrowings	45,815	52	0.46	8,945	11	0.50

Total interest-bearing liabilities	1,735,401	2,794	0.65	1,471,024	2,578	0.71

Non-interest-bearing liabilities	279,167			250,261

Total liabilities	2,014,568			1,721,285
Stockholders’ equity	299,675			320,519

Total liabilities and stockholders’ equity	$2,314,243			$2,041,804

Net interest-earning assets	$454,990			$466,686

Tax-equivalent net interest income		17,236			16,708
Tax-equivalent net interest rate spread			3.04			3.30
Tax-equivalent net interest margin			3.17			3.48

Average interest-earning assets to average interest-bearing liabilities			126.22			131.73
Less tax-equivalent adjustment		328			201

Net interest income		$16,908			$16,507

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2014			December 31, 2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$650,047	$5,887	3.62%	$630,228	$5,706	3.62%
Commercial real estate	784,803	8,487	4.39	761,970	8,450	4.40
Construction	47,079	419	3.61	52,459	497	3.76
Commercial business	250,503	2,030	3.29	233,491	2,214	3.76
Installment and collateral	2,171	21	3.92	2,315	31	5.38
Investment securities	422,928	3,118	2.95	399,033	3,075	3.08
Federal Home Loan Bank stock	15,053	57	1.54	15,053	14	0.37
Other earning assets	17,807	11	0.25	32,438	20	0.25

Total interest-earning assets	2,190,391	20,030	3.69	2,126,987	20,007	3.75

Allowance for loan losses	(19,255)			(18,930)
Non-interest-earning assets	143,107			140,383

Total assets	$2,314,243			$2,248,440

Interest-bearing liabilities:
NOW and money market accounts	$688,268	552	0.33	$659,882	547	0.33
Savings accounts	223,369	35	0.06	224,098	37	0.07
Certificates of deposit	585,090	1,571	1.09	559,951	1,546	1.10

Total interest-bearing deposits	1,496,727	2,158	0.58	1,443,931	2,130	0.59
Advances from the Federal Home Loan Bank	192,859	584	1.23	181,117	609	1.33
Other borrowings	45,815	52	0.46	30,366	33	0.43

Total interest-bearing liabilities	1,735,401	2,794	0.65	1,655,414	2,772	0.66

Non-interest-bearing liabilities	279,167			299,003

Total liabilities	2,014,568			1,954,417
Stockholders’ equity	299,675			294,023

Total liabilities and stockholders’ equity	$2,314,243			$2,248,440

Net interest-earning assets	$454,990			$471,573

Tax-equivalent net interest income		17,236			17,235
Tax-equivalent net interest rate spread			3.04			3.09
Tax-equivalent net interest margin			3.17			3.23

Average interest-earning assets to average interest-bearing liabilities			126.22			128.49
Less tax-equivalent adjustment		328			259

Net interest income		$16,908			$16,976

United Financial Bancorp, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Net income	$947	$1,757	$4,620	$3,299	$4,551
Adjustments:
Net gain on sales of securities	(268)	—	(29)	(329)	(227)
Effect of position eliminations	—	—	—	561	—
Effect of branch lease termination agreement	—	—	—	809	—
Merger and acquisition expense	1,829	2,141	—	—	—
Income tax expense (benefit)	357	602	(8)	321	(62)

Net adjustment	1,204	1,539	(21)	720	(165)

Total core net income	$2,151	$3,296	$4,599	$4,019	$4,386

Total non-interest income	$3,209	$2,959	$5,100	$4,108	$4,884
Adjustments:
Net gain on sales of securities	(268)	—	(29)	(329)	(227)
Total core non-interest income	2,941	2,959	5,071	3,779	4,657

Net interest income	16,908	16,976	16,873	16,701	16,507

Total core operating revenue	$19,849	$19,935	$21,944	$20,480	$21,164

Total non-interest expense	$18,257	$17,175	$14,763	$15,858	$14,670
Adjustments:
Effect of position eliminations	—	—	—	(561)	—
Effect of branch lease termination agreement	—	—	—	(809)	—
Merger and acquisition expense	(1,829)	(2,141)	—	—	—

Total core operating expense	$16,428	$15,034	$14,763	$14,488	$14,670